Nord Pacific Limited 2727 San Pedro, NE, Suite 116 Albuquerque, NM 87110 Tel: (505) 872-2470 Fax: (505) 830-9332 OTC Pink Sheets: NORPF For Immediate Release

News Release

NORD PACIFIC TO BE ACQUIRED BY ALLIED GOLD

            Albuquerque, New Mexico - December 22, 2003.  The Directors of Nord Pacific Limited ("Nord Pacific") are pleased to announce that Nord Pacific and Allied Gold Limited ("Allied Gold") have entered into an agreement which provides for the acquisition by Allied Gold of all the outstanding shares of Nord Pacific under a plan of Arrangement.  All Directors present at a meeting held on December 20, 2003 approved the Arrangement and have agreed to recommend that Nord Pacific shareholders approve the Arrangement.

            Under the Arrangement, Nord Pacific shareholders will effectively receive one common share of Allied Gold for each share of Nord Pacific that they own, as more fully described below and which will be set forth in detail in the proxy statement to be submitted to shareholders in connection with the shareholders meeting to be called to approve the Arrangement.

            Nord Resources Corporation (symbol: NRDS.PK), which holds approximately 3.7 million shares (17%) of Nord Pacific, and the Management and Directors of Nord Pacific, which hold 5.2 million shares (23%), have agreed to vote their Nord Pacific shares in favor of the Arrangement.  Nord Pacific has agreed not to solicit or encourage any competing acquisition proposals and has agreed to pay Allied Gold a break fee of $240,000 plus expenses if the Arrangement agreement is terminated under certain events.  Upon termination of the Arrangement agreement, the loans and other liabilities under the Credit Facility Agreement described below may become due and payable.

            Allied Gold is expected to issue 23,670,152 shares to complete the transaction.  The payments by Allied Gold to each Nord Pacific shareholder, who is not a resident of Canada for income tax purposes, is subject to 25% Canadian withholding tax unless the Nord Pacific shareholder provides a certificate from the Canadian Customs and Revenue Authority that such tax need not be withheld.  If Allied is required to make any withholding tax payment on behalf of a Nord shareholder only the balance of the consideration owing will be provided to such shareholder in Allied Gold shares.  The necessary instructions on how to obtain such a certificate will be provided to Nord Pacific shareholders as part of the proxy information which will be sent to shareholders in connection with the aforementioned shareholders meeting.

            The actual means by which Nord Pacific shareholders are entitled effectively to receive one Allied Gold share for each Nord Pacific share are as follows.  Nord Pacific shareholders will be entitled to receive A$0.20 per share for each share of Nord Pacific that they own payable by one share of Allied Gold for every A$0.20 payable to such shareholder.  As the consideration is fixed in terms of money this helps determine the amount of withholding tax payable.

            The Arrangement is subject to a number of conditions, including court approval of the Arrangement in New Brunswick, regulatory approvals in the U.S., Canada and Australia, and approval of the Arrangement at shareholders meetings for both Pacific and Allied Gold.

            It is currently expected that the shareholders meeting to approve the plan of Arrangement will be held sometime in late May or June of 2004.  It is expected that the interim order of the New Brunswick court, which will provide for the meeting of shareholders to approve the Arrangement, will require a vote of 2/3 (two-thirds) of the outstanding shares and options.

            Nord Pacific has engaged Stark Winter Schenkein & Co. LLP of Denver, Colorado, to audit the necessary financial statements and annual report which are in arrears and are required by regulatory authorities in order to solicit proxies for Nord Pacific's shareholders meeting to vote on the Arrangement.

            Allied Gold is a newly listed company on the Australian Stock Exchange (symbol: ALD.AX) and is headquartered in Perth, Western Australia.  It is engaged in the active exploration for and acquisition of gold properties.  It is closely affiliated with its parent company, Mineral Commodities Inc., which is also traded on the ASX (symbol: MRC.AX).  Mineral Commodities is engaged in a number of projects including the large Xolobeni heavy minerals project in South Africa.

            Nord Pacific is traded on the U.S. Pink Sheets market (symbol: NORPF.PK) and has been historically engaged in gold and copper mining in Australia and exploration and prospective development of gold deposits, primarily on the Tabar Islands of Papua New Guinea.

            Nord Pacific's common stock closed at US$0.10 on December 19, 2003.  Allied Gold's common stock closed at A$0.23 on December 19, 2003.  As of that date, the currency exchange rate was US$0.735 for each A$1.00.

Simberi Gold Project and Tabar Exploration Project

            The Simberi Joint Venture includes the advanced Simberi Gold Project located in the Tabar Islands of New Ireland Province, Papua New Guinea, as well as a joint venture interest in the Tabar Exploration Joint Venture.

            As previously reported, these activities resulted in the discovery of commercially mineable oxide gold deposits on Simberi Island, which are now the subject of the Simberi Joint Venture between Nord Pacific and PGM Ventures Corporation, a Canadian based company.  Based on current information, PGM has earned a 50% interest in the Simberi Mining Joint Venture by expending $1,500,000 on predevelopment activities.

            The Simberi Gold Project is well advanced with a recently completed Feasibility Study and the joint venture is taking steps to place the project into production.  It is expected that construction of the mining and processing facilities will commence in mid-2004 upon the successful arrangement of project finance.  The main permits for the operation, including a mining lease, have been granted.  Nord Pacific estimates that it will take approximately one year from commencement of construction to achieve an operational status.

            Nord Pacific also holds a 99% interest in the Tabar Exploration Joint Venture with PGM, the terms of which require the sole funding of exploration activities by PGM in the amount of $2,000,000 in order for PGM to earn a 50% interest in the joint venture.

Other Projects

            Nord Pacific holds a 22% interest in the Mandilla Well Joint Venture with Newmont Mining exploring for gold in Western Australia, and a 10% interest in the Monakoff Joint Venture with Mount Isa Mines exploring for base and precious metals in Queensland.

            The Company also has a 100% interest in the Mapimi exploration project located near Mapimi, Durango, Mexico, which surrounds the old Ojuela mining district that produced significant tonnages of high grade gold, silver, lead and zinc ores, and a nominal interest in the dormant Young-Shannon gold project in Ontario.

Settlement of Litigation

            Nord Pacific is also pleased to announce that the Company and the individual directors have agreed to a settlement of all litigation with Nord Resources Corporation and associated parties, and have provided mutual releases to each other.  The settlement was necessary in order for Allied Gold to be willing to proceed with the Arrangement.

             Among the main points of the settlement agreement, Nord Resources recognizes the validity of share issuances to certain directors of Nord Pacific and will seek to have the action in the Court of Queen's Bench of New Brunswick terminated and an Interim Order entered into against Nord Pacific and its directors withdrawn.  Nord Resources and associated persons also recognize the validity of the Board of Directors of Nord Pacific as constituted at the time of the commencement of the litigation.  Nord Pacific will transfer its 20% carried interest in Nord Resources' Johnson Camp copper project back to Nord Resources and will recognize that it owes a debt of A$280,000 to Nord Resources which it has agreed to have Allied acquire in the Arrangement in exchange for Allied shares at a rate of A$0.20 per share.  Nord Pacific will also withdraw and seek the dismissal of default judgments and litigation against Nord Resources and associated persons in both New Mexico State Court and U.S. Federal Court.

Financing by Allied Gold

            Nord Pacific and Allied Gold have also entered into a Credit Facility Agreement under which Allied Gold has agreed to loan up to $5.4 million to Nord Pacific to fund its share of the Simberi Joint Venture capital requirements and to fund ongoing corporate costs prior to completion of the plan of Arrangement.  The loans will bear interest at LIBOR plus 2% and will mature on December 31, 2005.  The loans will be advances in exchange for notes convertible into Nord Pacific common stock, at Allied Gold's option, at increasing prices per share.  The initial $600,000 will be convertible at a price of $0.05 per share, the next $1,800,000 at $0.10 per share, the next $1,000,000 at $0.15 per share, the next $1,000,000 at $0.20 per share and the last $1,000,000 at $0.25 per share.  Once Allied Gold acquires notes that convert to 10% of the shares of Nord Pacific, it will be entitled to nominate a director to replace an existing director on the Board of Nord Pacific.  When it has notes that convert to 50% of the shares of Nord Pacific, it will be entitled to replace another director.

Comments by Mark Welch, President and CEO of Nord Pacific

            Mark Welch, Director, President and CEO of Nord Pacific said, "Your Board and management are pleased with their association with Allied Gold.  As most shareholders know, it has been a difficult time for our company, but we have good assets and good people who have persevered under difficult circumstances.  We believe that the transaction creates the opportunity to create value for our shareholders."

            "Although Allied Gold is a new company, it is managed by experienced and well-qualified mining and finance personnel who, in conjunction with our people, will be able to take our projects forward, especially the Simberi Gold Project and the associated Tabar Exploration Project.  Over the past several months, we have developed a close working relationship with senior Allied Gold management, and believe that the fortunes of Nord Pacific will be in good hands and the future looks bright, especially with the new luster to gold," he added.

            Mr. Welch continued "On behalf of myself and my fellow directors, I want to thank all shareholders, employees and other stakeholders who have given us of their time and encouraging support during difficult times.  We have never lost faith in this company and its potential, and thank you for your continued dedication."

Forward-Looking Statements

This press release contains forward-looking statements concerning the pending plan of Arrangement, the litigation settlement and the other transactions described in this press release, the anticipated consideration to be issued and other consequences of the transactions if they are completed as anticipated, and future plans, projections and cost estimates and other information concerning the projects in which Nord Pacific has an interest.  Forward-looking statements are not statements of historical fact, and actual events or results may differ materially from those described in the forward-looking statements, as the result of a variety of risks, uncertainties and other factors, including, without limitation, the risk that one or more parties may not perform its obligations under its agreements; that conditions to the closing of the transactions may not be satisfied; that one or more third parties may make competing acquisition proposals, commence litigation, or take other action to seek to delay or prevent closing of the plan of Arrangement; that Nord Pacific's or Allied's shareholders or the court may not approve the transactions; as well as risks and uncertainties involved in the mining industry generally and the particular properties in which Nord Pacific has an interest, such as fluctuation in gold prices; uncertainties involved in interpreting drilling results and other tests; possible inaccuracies in estimates of mineral reserves; the uncertainty of timing estimates, financial projections and cost estimates; the possibility of cost overruns, accidents, strikes, delays and other problems in development projects, the uncertain availability of financing and uncertainties as to terms of any financings completed; uncertainties relating to environmental risks and government approvals, and possible political instability or changes in government policy in jurisdictions in which properties are located.

Forward-looking statements are based on management's beliefs, opinions and estimates as of the date they are made, and no obligation is assumed to update forward-looking statements if these beliefs, opinions or estimates should change or to reflect other future developments.

Not an offer of securities or solicitation of a proxy

This communication is not a solicitation of a proxy from any security holder of Allied or Nord Pacific, nor is this communication an offer to purchase nor a solicitation to sell securities.  Any offer or solicitation will be made only through an information circular; proxy statement or similar document.  Investors and security holders are strongly advised to read such document regarding the proposed business combination referred to in this communication, if and when such document is filed and becomes available, because it will contain important information for them to consider with their vote.  Any such document would be filed by Nord Pacific with the U.S. Securities and Exchange Commission ("SEC") and would be available at the SEC's web site, www.sec.gov, and by Allied with the Australian Stock Exchange.

For further information, please contact:	Mark R. Welch, President and CEO
Nord Pacific Limited
505-872-2470